Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hudson Technologies, Inc.

Woodcliff Lake, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-251646 and No. 333- 269221) and Form S-8 (No. 333-129057, No. 333-164650, No. 333-202955, No. 333-228971 and No. 333-239561) of Hudson Technologies, Inc. and of our reports dated March 14, 2023, relating to the consolidated financial statements and the effectiveness of Hudson Technologies, Inc. internal control over financial reporting, which appears in this Annual Report on Form 10-K of Hudson Technologies, Inc.

/s/ BDO USA, LLP

Stamford, CT

March 14, 2023